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                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                CARESCIENCE, INC.
                          (A PENNSYLVANIA CORPORATION)

         FIRST. CORPORATE NAME. The name of the corporation is CareScience, Inc. (hereinafter referred to as the "Corporation").

         SECOND. REGISTERED OFFICE. The location and post office address of the registered office of the Corporation in the Commonwealth of Pennsylvania is 3600 Market Street, 6th Floor, Philadelphia, Pennsylvania 19104 in the County of Philadelphia.

         THIRD. GOVERNING LAW. The corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law (the "Pennsylvania BCL").

         FOURTH. CORPORATE PURPOSES. The purposes for which the Corporation is incorporated under the Pennsylvania BCL are to engage in, and to do any lawful act concerning, any or all lawful business for which corporations may be incorporated under said Pennsylvania BCL including, but not limited to, the development, marketing and sale of products and services to the health care industry.

         FIFTH. CORPORATE EXISTENCE. The term of existence of the Corporation is perpetual.

         SIXTH. CAPITAL STOCK. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 120,000,000 shares, consisting of 100,000,000 shares of Common Stock, no par value (the "Common Stock") and 20,000,000 shares of preferred stock, no par value (the "Preferred Stock").

                  A.       COMMON STOCK.

                           1. GENERAL. The voting, dividend and liquidation
rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock or any series as may be designated by the Board of Directors upon the issuance of any series of Preferred Stock.

                           2. VOTING. The holders of the Common Stock are
entitled to one vote for each share held. There shall be no cumulative voting.

                           3. DIVIDENDS. Dividends may be declared and paid on
the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors, in its discretion, and subject to any preferential dividend rights of any then outstanding Preferred Stock.

                           4. LIQUIDATION. Upon the dissolution or liquidation
of the Corporation, whether voluntary or involuntary, holders of the Common Stock will be entitled to


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receive all of the assets of the Corporation available for distribution to its shareholders, subject to any preferential rights of any then outstanding Preferred Stock.

         B. PREFERRED STOCK. The Preferred Stock initially shall be undesignated as to series. Any Preferred Stock not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights of each such series of Preferred Stock and the qualifications, limitations or restrictions of such powers, designations, preferences or rights. The Board of Directors is also authorized to fix the number of shares of each such series of Preferred Stock. The Board of Directors is authorized to alter the powers, designation, preferences, rights, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

                  Each share of Preferred Stock issued by the Corporation, if reacquired by the Corporation (whether by redemption, repurchase, conversion to Common Stock or other means), shall upon such reacquisition resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series and available for designation and issuance by the Corporation in accordance with the immediately preceding paragraph.

         SEVENTH. INDEMNIFICATION AND EXPENSE ADVANCEMENT. The directors of the corporation shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take action, except as specifically required in the Pennsylvania BCL, as the same may be amended from time to time. In addition, the Corporation shall, to the fullest extent permitted by the provisions of the Pennsylvania BCL relating to the indemnification and advancement of expenses, as the same may be amended from time to time, indemnify and advance expenses for the benefit of any and all directors, and other representatives of the Corporation as designated from time to time in any resolution or resolutions of the Board of Directors or in the Bylaws of the Corporation, with respect to any and all of the expenses (including attorney's fees), judgments, fines and amounts paid in settlements reasonably incurred in each case as referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled to under any Bylaw, resolution, contract, vote of shareholders or disinterested directors, or otherwise, and shall continue as to any person who has ceased to be a director, or other such designated representative of the Corporation, and shall inure to the benefit of the heirs, executors and administrators of such persons.

                  To the extent that the laws of the State of California would purport to govern the ability of the Corporation under Pennsylvania law to limit the personal liability of its directors for breach of fiduciary duty, and to the extent that a court should uphold the application of California


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law in lieu of Pennsylvania law to the issue of director liability, then for purposes of California law the personal liability of a director to the Corporation or its shareholders for monetary damages shall be limited to the fullest extent permitted by California law.

                  Any repeal or modification of the foregoing provisions of this Article SEVENTH, by amendment of this Article SEVENTH or by operation of law, shall not adversely affect any right or protection of a director of the Corporation or representative designated as provided above with respect to any acts or omissions of such director or representative occurring prior to such repeal or modification.

         EIGHTH. NEW BUSINESS AND NOMINATIONS. Advance notice of business proposed by a shareholder for consideration at a meeting of shareholders and shareholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

         NINTH.   SHAREHOLDER MEETINGS.

                  SECTION 1. Shareholders of the Corporation may not take action by written consent in lieu of a meeting but must take any actions at a duly called annual or special meeting.

                  SECTION 2. Unless otherwise required by law, special meetings of the shareholders of the Corporation, for any purpose or purposes, may be called only by either (i) the Board of Directors of the Corporation, (ii) the Chairman of the Board of Directors of the Corporation, if there be one, (iii) the Chief Executive Officer of the Corporation or (iv) the President of the Corporation.

         TENTH. CLASSES OF DIRECTORS. The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. No one class shall have more than one Director more than any other class. Each Director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such Director was elected; provided, that each initial Director in Class I shall serve for a term ending on the date of the annual meeting in 2001; each initial Director in Class II shall serve for a term ending on the date of the annual meeting in 2002; and each initial Director in Class III shall serve for a term ending on the date of the annual meeting in 2003; and provided further, that the term of each Director shall be subject to the election and qualification of his successor and to his earlier death, resignation or removal.

         ELEVENTH. AMENDMENT. The affirmative vote of the holders of at least seventy-five percent (75%) of the shares of capital stock of the Corporation issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with, these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation; provided, however, the provisions of this Article TENTH shall not apply, and the provisions of the Pennsylvania BCL otherwise applicable shall apply, to an amendment or repeal approved by the Board of Directors by resolution adopted by a two-thirds vote of all Directors then in office.

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